                                                                       EXHIBIT F


                               Purchase Agreement
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                                                                       EXHIBIT F


                               PURCHASE AGREEMENT


                                   dated as of


                                October 23, 2000


                                      among


                        WEATHERFORD INTERNATIONAL, INC.,


                               WEUS HOLDING, INC.,


                          ENTERRA COMPRESSION COMPANY,


                      GENERAL ELECTRIC CAPITAL CORPORATION,


                                       AND


                        GLOBAL COMPRESSION SERVICES, INC.

                               PURCHASE AGREEMENT

     PURCHASE AGREEMENT ("Agreement") dated as of October 23, 2000 among, Weatherford International, Inc., a Delaware corporation ("Weatherford"), WEUS Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Weatherford ("WEUS"), Enterra Compression Company, a Delaware corporation and a wholly owned subsidiary of WEUS (the "Company), Global Compression Services, Inc., a Delaware corporation ("GC"), and General Electric Capital Corporation, a New York corporation and the ultimate parent of GC ("GE Capital").

                                    RECITALS:

     WHEREAS, GC is the owner of (a) 16,690,059 common shares (the "Shares") of Weatherford Global Compression Services, Ltd., a corporation organized under the laws of Alberta, Canada ("Canada"), (b) a 35.64% limited partner interest (the "Limited Partner Interest") in Weatherford Global Compression Services, L.P., a Delaware limited partnership (the "Partnership"), and (c) a 36% membership interest (the "Membership Interest" and, together with the Shares and the Limited Partner Interest, the "Interests") in Weatherford Global Compression Holding, L.L.C., a Delaware limited liability company and the general partner of the Partnership (the "General Partner");

     WHEREAS, concurrently with the execution of this Agreement, Weatherford, WEUS, the Company, Universal Compression Holdings, Inc., a Delaware corporation ("Parent"), and Universal Compression, Inc., a Texas corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit A (the "Merger Agreement"), pursuant to which, on the terms and subject to the conditions set forth therein, the Company will be merged with and into Merger Subsidiary (the "Merger"), which Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger and the Articles of Merger are duly filed with the Delaware Secretary of State and the Texas Secretary of State, respectively (or at such later time as may be agreed in writing by the parties to the Merger Agreement and specified in the Certificate or Articles of Merger);

     WHEREAS, in connection with the Merger, WEUS (and any other affiliate of Weatherford that may become a stockholder of the Company prior to the Merger; any such affiliates being within the meaning of "WEUS" as used herein) will receive 13,750,000 shares of common stock, par value $0.01 per share ("Parent Common Stock") of Universal (the "Merger Shares");

     WHEREAS, Weatherford, WEUS, and the Company have determined that it is in their best interests that the Company purchase, subject to the terms and conditions set forth herein, the Interests from GC (the "Purchase");

     WHEREAS, GC and GE Capital have determined that it is in their best interests that GC sell, subject to the terms and conditions set forth herein, the Interests to the Company;

     WHEREAS, by consummation of the transactions contemplated by the Purchase, Canada and the General Partner will become indirect wholly owned subsidiaries of the Company, and the Company will own all of the outstanding limited partner interests of the Partnership.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   Definitions

     Section 1.1 Definitions. All capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement.

                                   ARTICLE II

                                    Purchase

     Section 2.1 The Sale and Purchase. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in reliance upon the mutual representations, warranties, and covenants contained herein, immediately prior to the Effective Time, GC will sell, assign, transfer, and deliver to the Company, and the Company will purchase and acquire from GC, the Interests, free and clear of any Liens, and in the proper form for transfer.

     Section 2.2 Initial Purchase Price. The aggregate initial purchase price to be paid by the Company hereunder at Closing (as defined in Section 7.1(c)) shall be US$206,500,000 (the "Initial Purchase Price"). Upon the terms and subject to the satisfaction or waiver conditions of this Agreement, at the Closing GC will deliver to the Company (a) certificates representing the Shares and (b) an Assignment with respect to the Limited Partner Interest and the Membership Interest against payment by the Company of the Initial Purchase Price. The Initial Purchase Price shall be paid by the Company to GC by wire transfer of immediately available funds to an account designated by GC in writing to the Company.

     Section 2.3 Allocation of Initial Purchase Price. (a) The Initial Purchase Price shall be allocated among the Interests being sold hereunder (the "Allocation") as shall be mutually agreed no later than February 1, 2001 between the Company and GC. GC and the Company agree that, except as otherwise required by law, (a) the Allocation shall be binding on GC and the Company for all federal, state, and local tax purposes and (b) GC and the Company, if required, shall file with their respective federal income tax returns consistent IRS Forms 8594 -- Asset Acquisition Statements Under Section 1060, including any required amendments thereto which shall reflect the allocations set forth in the Allocation. The parties acknowledge that the allocation of the Initial Purchase Price provided for in the Allocation will be reasonable.

         (b) The Company and GC agree that any additional amounts paid by the Company and received by GC pursuant to Section 2.5 shall be allocated among the Interests being sold hereunder in the same percentages as the allocation of the Initial Purchase Price. The


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Company and GC further agree, for all tax purposes, the fair market value as of the date hereof of the right to receive additional amounts pursuant to Section
2.5 shall not exceed $25,000.

         (c) For all income tax purposes, GC's distributable share of the taxable income of the Partnership and Weatherford Global Compression Holding, L.L.C., respectively, for the taxable years of such entities in which the Closing occurs shall be determined on the basis of an interim closing of the books on the date of Closing.

     Section 2.4 Retained Liabilities; Expiration of Obligations. (a) After the Closing, GC and GE Capital shall be jointly and severally obligated to pay, perform, and otherwise be and remain responsible for each and every Excluded Global Liability (as defined in the Formation Agreement). GC and GE Capital hereby agree that Parent shall be entitled to recover from GC and GE Capital all amounts in respect of losses attributable to each and every Excluded Global Liability. GC and GE Capital agree that their liabilities and obligations expressed in this Section 2.4(a) shall continue and be enforceable in accordance with the terms hereof and the Formation Agreement. The parties hereby acknowledge that the obligations of GC and GE Capital under Section 2.1(d)(4) of the Formation Agreement have been fulfilled.

         (b) As a result of the Purchase, GC will no longer be a limited partner of the Partnership, and, pursuant to Section 4.8 of the Limited Partnership Agreement of the Partnership (the "LP Agreement"), the obligations of the Partnership with respect to payments to GC in respect of the Depreciation Benefit Shortfall Amount (as defined in the LP Agreement) pursuant to Section
4.8 of the LP Agreement shall terminate on and as of the date of the Closing and shall be of no further force or effect. The Depreciation Benefit Shortfall Amount for the period of January 1, 2000 through the Closing Date of this Agreement (the "Final DBSA") shall be calculated, verified by PriceWaterhouseCoopers and paid by the Partnership to GC within 30 days after the Closing Date, with any amount thereof remaining unpaid after such 30 day period bearing interest at a rate equal to the prime rate of interest published from time to time by The Wall Street Journal, plus two percent (2%) per annum.

     Section 2.5 Purchase Price Adjustments. If the closing sale price on the New York Stock Exchange of shares of Parent Common Stock on the day the Effective Time occurs (or, if the Effective Time occurs on a day that is not a trading day, on the trading day immediately preceding the day the Effective Time occurs) is greater than or equal to $37 per share, then GC shall have the following rights with respect to causing WEUS to sell certain of the Merger Shares and receiving a portion of the proceeds from the sale of such shares:

         (a) At any time and from time to time prior to the fifth anniversary of the date of the Effective Time, GC shall have the right to direct WEUS to sell (in each instance, a "Sale Request") up to an aggregate of 250,000 Merger Shares in one or more transactions at prices that will yield net proceeds (after taking into account underwriting discounts and commissions, if applicable) to WEUS of not less than $47.00 per share, and WEUS shall have the obligation, subject to applicable laws or regulations and subject to the limitations in the Registration Rights Agreement (as defined in the Merger Agreement), to use its commercially reasonable efforts to sell such shares promptly in such a manner and upon such conditions so as to maximize the sale price of such shares, including sales in compliance with Rule 144 or Rule 145 of the 1933 Act and the anti-fraud provisions of the 1934 Act; provided, however, in no event shall GC have the right to


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make more than 1 Sale Request in any one month period or to require WEUS to request the filing of a registration statement for such shares.

         (b) Upon receipt of a Sale Request from GC, WEUS shall be entitled to either (i) sell the number of Merger Shares subject to such Sale Request in accordance with (a) above or (ii) in lieu of selling such shares, pay to GC the amount that would be payable to GC in accordance with (c) below had the shares been sold at a price equal to the weighted average closing sales price of shares of Parent Common Stock on the New York Stock Exchange on the third and fourth trading days following the day on which WEUS received GC's Sale Request.

         (c) If WEUS sells for cash any Merger Shares in accordance with (a) or elects to pay GC in accordance with (b) above, in each case for a net price (after taking into account underwriting discounts and commissions, if applicable) greater than $47.00 per share (shares sold above such price being referred to herein as "Qualifying Shares"), then WEUS shall pay to GC an amount per Qualifying Share equal to the excess of the net price over $47.00 per share.

         (d) All amounts payable by WEUS pursuant to this Section 2.5 shall be paid by WEUS to GC by wire transfer of immediately available funds on the next Business Day following each settlement date for the sale of Qualifying Shares, or, in the event of a transaction under Section 2.5(b)(ii), on the fourth Business Day following the fourth trading day referenced therein. The dollar amounts per share and the number of shares in clauses (a), (b), and (c) of this
Section 2.5 shall be appropriately adjusted to reflect (i) the issuance of Parent Common Stock as a dividend on the Parent Common Stock, (ii) subdivisions, combinations and reclassifications of the Parent Common Stock, (iii) the issuance to all holders of Parent Common Stock of rights or warrants entitling them to subscribe for Parent Common Stock at less than the then current market price of the Parent Common Stock or (iv) the distribution to all holders of Parent Common Stock of evidences of indebtedness or securities or assets of Parent.

         (e) Whenever WEUS proposes to sell any Merger Shares, WEUS shall notify GC of its intention to do so.

     Section 2.6 Weatherford Support. Weatherford is executing this Agreement to evidence its irrevocable and unconditional guarantee to GC and GE Capital that
(a) the Company shall duly and punctually pay the Initial Purchase Price at Closing and (b) WEUS shall be, and Weatherford shall cause WEUS to be, duly and punctually obligated under the terms of Section 2.5 hereof.

                                  ARTICLE III

                      Representations and Warranties of GC

         GE Capital and GC jointly and severally represent and warrant to Weatherford, WEUS, and the Company as follows:

     Section 3.1 Title to the Interests. GC has good and marketable title to the Interests and will, upon delivery of the Assignment and the certificates representing the Shares and receipt of the Initial Purchase Price pursuant to the terms hereof, transfer to the Company good and marketable title to the Interests, free and clear of any Liens. The Interests represent all of the


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outstanding shares of capital stock, limited partner interests, and membership interests, as applicable, owned by GC in Canada, the Partnership, and the General Partner, respectively. There are no outstanding subscriptions, options, or rights of any kind issued, granted by, or binding upon GC or any of its affiliates, to purchase or otherwise acquire the Interests or any portion thereof.

     Section 3.2 Authorization. GE Capital and GC each have the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approvals described in Section 6.2 hereof, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GC and GE Capital and the performance by GC and GE Capital of their obligations under this Agreement have been duly and validly authorized by all necessary action on the part of GC and GE Capital, as applicable. This Agreement has been duly executed, and delivered by GE Capital and GC and constitutes the valid and binding obligation of GC and GE Capital, enforceable against each of them in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (y) general principles of equity, and (z) the power of a court to deny enforcement of remedies generally based upon public policy.

     Section 3.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by GE Capital or GC, nor the consummation by either of them of the transactions contemplated by this Agreement, will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (ii) in connection with the filing of premerger notification information with the Canadian Competition Bureau, the expiration of the applicable waiting period(s) under Part IX of the Competition Act (Canada) and the filing with Industry Canada under the Investment Canada Act; (b) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien upon any of the Interests, under any provision of (x) any contract or agreement to which GC or GE Capital is a party, except for such conflicts, violations or defaults which would not, individually or in the aggregate, impair the consummation of the Purchase or (y) subject to the governmental filings and other matters referenced by clause (a) above, any law or arbitration award applicable to GE Capital, GC or the Interests; (c) assuming compliance with the matters referred to in Section 3.3(a), violate any order, writ, injunction, decree, statute, rule, or regulation applicable to GC or GE Capital; or (d) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of GC or GE Capital, as applicable.

     Section 3.4 Litigation and Compliance With Laws. There are no actions, suits, claims, arbitration proceedings or governmental investigations or inquiries that are pending or, to the knowledge of GC or GE Capital, threatened against GC or GE Capital, or their respective officers, directors, employees or their assets that could prevent, prohibit or impair or impede the transactions contemplated by this Agreement. Neither GC nor GE Capital is subject to any injunction, order or decree of any court or government authority that could prevent, prohibit or impair or impede the transactions contemplated by this Agreement. GC and GE Capital have complied with all applicable laws, rules, regulations, reporting requirements, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges of federal, state, local, and foreign governments, except where the failure to do so would not have a material adverse effect upon GC's or GE Capital's ability to consummate the transactions contemplated by this Agreement.


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

     Section 3.5 Financial Advisors. Except for ING Barings (advisor to GC and GE Capital), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for GC or GE Capital in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof for which Weatherford, WEUS, or the Company could become liable or obligated.

                                   ARTICLE IV

      Representations and Warranties of Weatherford, WEUS, and the Company

         Weatherford, WEUS, and the Company jointly and severally represent and warrant to GE Capital and GC as follows:

     Section 4.1 Authorization. Weatherford, WEUS, and the Company each have the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approvals described in Section 6.2 hereof, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Weatherford, WEUS, and the Company and the performance by Weatherford, WEUS, and the Company of their respective obligations under this Agreement have been duly and validly authorized by all necessary action on the part of Weatherford, WEUS, and the Company, as applicable. This Agreement has been duly authorized, executed, and delivered by each of Weatherford, WEUS, and the Company and constitutes the valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (y) general principles of equity, and (z) the power of a court to deny enforcement of remedies generally based upon public policy.

     Section 4.2 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Weatherford, WEUS, or the Company nor the consummation by Weatherford, WEUS, or the Company of the transactions contemplated by this Agreement, will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) in connection with the HSR Act and (ii) in connection with the filing of premerger notification information with the Canadian Competition Bureau, the expiration of the applicable waiting period(s) under Part IX of the Competition Act (Canada) and the filing with Industry Canada under the Investment Canada Act; (b) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, (i) any contract or agreement to which Weatherford, WEUS, or the Company, is a party, except for such conflicts, violations or defaults which would not, individually or in the aggregate, impair the consummation of the Purchase, or (ii) subject to the governmental filings and other matters referenced by clause (a) above, any law or arbitration award applicable to Weatherford, WEUS, or the Company; (c) assuming compliance with the matters referred to in Section 4.2(a), violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Weatherford, WEUS, or the Company; or (d) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of Weatherford, WEUS, or the Company, as applicable.


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     Section 4.3 Availability of Funds. The Company will have sufficient funds available to it to pay the Initial Purchase Price at Closing as described in
Section 2.2 hereof and WEUS will have sufficient funds available to satisfy its obligations pursuant to Section 2.5 hereof.

     Section 4.4 Litigation and Compliance With Laws. There are no actions, suits, claims, arbitration proceedings or governmental investigations or inquiries that are pending or, to the knowledge of Weatherford, WEUS, or the Company, threatened against Weatherford, WEUS, or the Company, or their respective officers, directors, employees or their assets that could prevent, prohibit or impair or impede the transactions contemplated by this Agreement. Neither Weatherford, WEUS, nor the Company is subject to any injunction, order or decree of any court or government authority that could prevent, prohibit or impair or impede the transactions contemplated by this Agreement. Weatherford, WEUS, and the Company have complied with all applicable laws, rules, regulations, reporting requirements, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges of federal, state, local, and foreign governments, except where the failure to do so would not have a material adverse effect upon the Company's ability to consummate the transactions contemplated by this Agreement.

     Section 4.5 Financial Advisors. Except for Simmons & Company International (financial advisor to Weatherford, WEUS, and the Company), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Weatherford, WEUS, or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof for which GC or GE Capital could become liable or obligated.

                                   ARTICLE V

                         Covenants of GE Capital and GC

     Section 5.1 Disposition of Interests. From the date hereof until the Closing, GE Capital and GC covenant and agree that GC will not, and GE Capital will not allow GC to, transfer, sell, dispose of, or agree to transfer, sell, or dispose of the Interests or any portion thereof or issue or grant to any Person any option or right to purchase the Interests or any portion thereof, or enter into any agreement, commitment, or understanding to do, or with respect to, any of the foregoing.

                                   ARTICLE VI

         Covenants of GE Capital, GC, Weatherford, WEUS, and the Company

     Section 6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     Section 6.2 Certain Filings. (a) The parties shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to


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any material agreements, in connection with the consummation of the transactions contemplated by this Agreement, and in taking such actions or making such filings, furnishing information required in connection therewith and seeking timely to obtain such actions, consents, approvals, or waivers.

         (b) If not previously filed by GC and the Company, within ten Business Days after the date hereof, GC and the Company will make such filings as may be required by the HSR Act, the Competition Act (Canada) and the Investment Canada Act with respect to the consummation of the transactions contemplated by this Agreement, will request early termination of any waiting period under the HSR Act, the Competition Act (Canada) and the Investment Canada Act, and will use reasonable efforts to obtain early termination of any such waiting periods. GC and the Company will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission ("FTC"), the United States Department of Justice ("Justice Department"), and the Canadian Competition Bureau any supplemental information which may be requested pursuant to the HSR Act or the Competition Act (Canada), respectively. All filings referred to in this Section 6.2(b) will comply in all material respects with the requirements of the respective laws pursuant to which they are made. Each party shall pay its own fees in connection with the filing(s) by such party under the HSR Act and the Competition Act (Canada).

         (c) Without limiting the generality or effect of Section 6.2(b), and notwithstanding any provision herein to the contrary, each of the parties will
(i) use reasonable commercial efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act, the Competition Act (Canada) and the Investment Canada Act, (ii) not (A) extend any waiting period under the HSR Act, the Competition Act (Canada) or the Investment Canada Act or (B) enter into any voluntary agreement with any Governmental Authorities not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other, and (iii) cooperate with each other and use reasonable efforts to obtain the requisite approval of the FTC, the Justice Department and the Canadian Competition Bureau.

         (d) Prior to the Effective Time, the Company shall provide GC with all necessary and proper information to obtain a Section 116 Clearance Certificate (the"Certificate") from the appropriate Canadian authority. Following the receipt of such information from the Company, GC will use its reasonable efforts to obtain such Certificate.

     Section 6.3 Notices of Certain Events. Each of GC and the Company shall promptly notify the other party hereto of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;


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

         (c) any actions, suits, claims, investigations, or proceedings commenced or, to its actual knowledge, threatened against, relating to, or involving, or otherwise affecting such party that relate to the consummation of the transactions contemplated by this Agreement;

         (d) (i) the discovery by such party that any representation or warranty contained in this Agreement is untrue or inaccurate in any material respect and
(ii) any material failure on its part to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3(d) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.4 Publicity. Each party agrees that it shall not issue any press release or public announcement concerning this Agreement or the transactions contemplated by this Agreement, other than as required by law, without providing prior notice of the specific subject matter thereof to the other parties hereto.

     Section 6.5 Amendment of Agreement Prior to the Merger. Notwithstanding any other provision of this Agreement, GC and GE Capital agree with Weatherford, WEUS, and the Company that, at the request of Weatherford, WEUS, or the Company at any time prior to the Closing, this Agreement may be amended to reflect the purchase by a Weatherford entity other than the Company of GC's interests in Canada, the Partnership and the General Partner, or such other structure that would reduce the transaction costs of the Merger to Weatherford, WEUS, or the Company; provided, however, that such amendment shall not adversely affect the rights of or the transaction costs to GC or GE Capital. If a revised structure is substituted, the parties shall execute an appropriate amendment to this Agreement in a form mutually acceptable to GC and GE Capital, on the one hand, and Weatherford, WEUS, and the Company, on the other hand, to reflect the revised structure.

                                  ARTICLE VII

                       Conditions to the Purchase and Sale

     Section 7.1 Conditions to the Obligations of Each Party. The obligations of Weatherford, WEUS, the Company, GE Capital and GC to consummate the Purchase are subject to the satisfaction, or waiver, of the following conditions:

         (a) any applicable waiting period under the HSR Act relating to this Agreement, the Purchase, and the other transactions contemplated hereby shall have expired or been terminated;

         (b) no provision of any applicable law or regulation and no judgment, injunction, order, or decree shall prevent, prohibit or impair the consummation of the Purchase; and

         (c) all conditions to the Merger, as set forth in the Merger Agreement, shall have been satisfied or waived, and such transaction shall close (the "Closing") contemporaneously with the Purchase.


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

     Section 7.2 Conditions to the Obligations of Weatherford, WEUS, and the Company. The obligations of Weatherford, WEUS, and the Company to consummate the Purchase are subject to the satisfaction, or waiver, of the following further conditions:

         (a) (i) all representations and warranties of GE Capital and GC contained in Article III and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing as if made on and as of such date and (ii) all covenants and agreements of GE Capital and GC contained in this Agreement to be performed on or before the Closing in accordance with this Agreement shall have been duly performed in all material respects; and

         (b) the Company shall have received at the Closing (i) a certificate(s), dated the day of the Closing and validly executed by or on behalf of GE Capital and GC, to the effect that the conditions set forth in clauses (a)(i) and (a)(ii) above have been so satisfied and (ii) an acknowledgment of the obligations and rights referred to herein for the benefit of the referenced parties.

     Section 7.3 Conditions to the Obligations of GE Capital and GC. The obligations of GE Capital and GC to consummate the Purchase are subject to the satisfaction, or waiver, of the following further conditions:

         (a) (i) all representations and warranties of Weatherford, WEUS, and the Company contained in Article IV, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing as if made on and as of such date, and (ii) all covenants and agreements of Weatherford, WEUS, and the Company contained in this Agreement to be performed on or before the Closing in accordance with this Agreement shall have been duly performed in all material respects; and

         (b) GE Capital and GC shall have received at the Closing a certificate(s), dated the day of the Closing and validly executed by or on behalf of Weatherford, WEUS, and the Company, to the effect that the conditions set forth in clauses (a)(i) and (a)(ii) above have been so satisfied and (ii) an acknowledgment of the obligations and rights referred to herein for the benefit of the referenced parties.

                                  ARTICLE VIII

                                   Termination

     Section 8.1 Termination. This Agreement may be terminated by any party hereto, and the Purchase may be abandoned, at any time prior to the Closing (notwithstanding any corporate approvals of this Agreement and the transactions contemplated herein) (a) if the Merger Agreement has been terminated; (b) if the Closing contemplated herein shall not have occurred on or before March 31, 2001; provided that all parties agree to use their reasonable efforts to cause the Closing to occur on or before March 31, 2001, or as soon as possible thereafter; or (c) if there has been a material violation or breach by any of the parties of any agreement, representation or


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

warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the parties to effect the Closing impossible and such violation or breach has not been waived by the other parties.

     Section 8.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the Purchase contemplated hereby pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the Purchase contemplated hereby shall be abandoned, without further action by any of the parties hereto and all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made. Said termination shall not affect the rights of the parties hereto with respect to breaches of any agreement, covenant, representation or warranty contained in this Agreement.

                                   ARTICLE IX

                                  Miscellaneous

     Section 9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without reference to the choice of law principles thereof.

     Section 9.2 Entire Agreement. This Agreement and any other agreements to be entered into as contemplated herein constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

     Section 9.3 Survival. The representations and warranties in Article III and
Article IV shall survive the execution and delivery of this Agreement for a period of two years after the date of the Closing; provided, however, that the representations and warranties in Section 3.1 and Section 4.3 shall survive indefinitely.

     Section 9.4 Expenses and Fees. Except to the extent specifically provided for herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

     Section 9.5 Notices. All notices hereunder shall be sufficient upon receipt for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax, or other electronic transmission service to the appropriate address or number as set forth below.

                  If to GE Capital or GC, to:

                           General Electric Capital Corporation
                           260 Long Ridge Road
                           Stamford, Connecticut 06927
                           Attention: General Counsel

                  with a copy to:

                           Weil, Gotshal & Manges, LLP
                           700 Louisiana, Suite 1600
                           Houston, Texas 77002
                           Attention: Charles E. Harrell


                  if to the Company, to:

                           Weatherford International, Inc.
                           5 Post Oak Park, Suite 1760
                           Houston, Texas 77027
                           Attention: Curtis W. Huff

                  with a copy to:

                           Andrews & Kurth L.L.P.
                           4200 Chase Tower
                           600 Travis
                           Houston, Texas  77002
                           Attention: Robert V. Jewell

     Section 9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted in this Section 9.6. Except as set forth in Section 6.5, neither this Agreement nor any of the rights, interests or obligations of any party arising hereunder or as contemplated by the transactions set forth herein may be assigned, delegated, or otherwise transferred, including by operation of law, without the consent of each of the other parties hereto.

     Section 9.7 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

     Section 9.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by any other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

     Section 9.9 Agreement for the Parties' Benefit. This Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person other than the parties hereto or such Persons described above is entitled to rely on any representation, warranty, or covenant contained herein.

     Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

     Section 9.11 Jurisdiction. Any legal action, suit, or proceeding in law or equity arising out of or relating to this Agreement and transactions contemplated by this Agreement may be instituted in any state or federal court in Harris County, Houston, Texas, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper or that this Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding. Any and all service of process and any other notice in any such action, suit, or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party at the address listed in Section 9.4.

     Section 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its terms or were otherwise breached, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

     Section 9.14 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                     WEATHERFORD INTERNATIONAL, INC.


                                     By: /s/ Curtis W. Huff
                                        ----------------------------------------
                                     Name:   Curtis W. Huff
                                          --------------------------------------
                                     Title:  Executive Vice President
                                           -------------------------------------


                                     WEUS HOLDING, INC.


                                     By: /s/ Curtis W. Huff
                                        ----------------------------------------
                                     Name:   Curtis W. Huff
                                          --------------------------------------
                                     Title:  Executive Vice President
                                           -------------------------------------


                                     ENTERRA COMPRESSION COMPANY


                                     By: /s/ Curtis W. Huff
                                        ----------------------------------------
                                     Name:   Curtis W. Huff
                                          --------------------------------------
                                     Title:  Executive Vice President
                                           -------------------------------------


                                     GENERAL ELECTRIC CAPITAL CORPORATION


                                     By: /s/ Victor F. Guaglianone
                                        ----------------------------------------
                                     Name:   Victor F. Guaglianone
                                          --------------------------------------
                                     Title:  Vice President
                                           -------------------------------------


                                     GLOBAL COMPRESSION SERVICES, INC.


                                     By: /s/ Victor F. Guaglianone
                                        ----------------------------------------
                                     Name:   Victor F. Guaglianone
                                          --------------------------------------
                                     Title:  Vice President
                                           -------------------------------------



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